PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JULY 23, 2003)	FILED PURSUANT TO RULE 424(b)(3) and (c) REGISTRATION NO. 333-106504

$300,000,000

THE WILLIAMS COMPANIES, INC.
5.50% JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2033
AND THE COMMON SHARES ISSUABLE UPON CONVERSION
OF THE CONVERTIBLE DEBENTURES

     This prospectus supplement relates to the resale by the holders of 5.50% Junior Subordinated Convertible Debentures due 2033 of The Williams Companies, Inc. and the shares of common stock issuable upon the conversion of the convertible debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated July 23, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the convertible debentures are set forth in the prospectus.

     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling securityholders listed below on or before December 31, 2003:

			Percent of
		Number of	Shares of
	Principal Amount of	Shares of	Common Stock
Name	Convertible Debentures (1)	Common Stock	Outstanding (2)

	(in $)
AG & J Power 2 Ltd.	1,390,000.00	127,621.46	0.02
AG & J Power Fund LP	1,730,000.00	158,838.22	0.03
AG & J Power Plus Ltd.	720,000.00	66,106.08	0.01
AG & J Power Opportunity Fund LP	3,410,000.00	313,085.74	0.06
AG Domestic Convertibles, LP	9,565,000.00	878,200.91	0.17
AG Offshore Convertibles, Ltd.	17,750,000.00	1,629,698.50	0.31
Angelo Gordon and Co. LP	250,000.00	22,953.50	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund	3,000,000.00	275,442.00	0.05
Goldman Sachs & Co.	7,500,000.00	688,605.00	0.13
TQA Master Fund Ltd.	506,100.00	46,467.07	0.01

			Percent of
			Shares of
	Principal Amount of	Number of Shares of	Common Stock
Name	Convertible Debentures (1)	Common Stock	Outstanding (2)

	(in $)
TQA Master Plus Fund Ltd.	1,093,900.00	100,435.33	0.02
Xavex Convertible Arbitrage 7 Fund	200,000.00	18,362.80	*
Zurich Institutional Benchmarks Master Fund Ltd.	100,000.00	9,181.40	*

(1)	Represents the aggregate principal dollar amount of convertible debentures at issuance.

(2)	Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 518,387,149 common shares outstanding as of December 29, 2003. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s convertible debentures while assuming that no other holder of convertible debentures converted.

*	Less than 0.01%

     INVESTING IN THE CONVERTIBLE DEBENTURES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 31, 2003

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